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                                                                   EXHIBIT 99.1


           ENCYSIVE PHARMACEUTICALS REPORTS FIRST QUARTER 2004 RESULTS

          COMPANY REVEALS ITS THELIN(TM) CLINICAL DEVELOPMENT STRATEGY

            CONFERENCE CALL SCHEDULED FOR TODAY AT 4:30 P.M. EASTERN

HOUSTON, TX -- APRIL 29, 2004 -- Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the first quarter ending March 31, 2004. Results were in line with management's prior guidance. The Company also announced details of its comprehensive clinical development strategy for Thelin(TM) (sitaxsentan) and progress being made in the program.

"We have made important progress in the quarter on our clinical trial program with Thelin in patients with pulmonary arterial hypertension," stated Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. "We are executing a comprehensive development strategy for Thelin designed to position the product for regulatory and commercial success."

FIRST QUARTER 2004 FINANCIAL OVERVIEW

    o For the first quarter of 2004, the Company reported a net loss of approximately $11.1 million, or $0.21 per basic and diluted share, compared to a net loss of approximately $5.0 million, or $0.11 per basic and diluted share for the same period last year. The increased loss in the current quarter is primarily the result of increased research and development costs associated with late stage trials with Thelin.
    o Revenue in the first quarter of 2004 was approximately $2.8 million compared to $3.2 million for the same period in 2003. In the first quarter the Company's royalties on net sales of Argatroban by GlaxoSmithKline increased to $1.8 million from $1.1 million earned in the same period in 2003, an increase of 56%. Although royalties increased, total revenues declined primarily due to the effect of consolidating the results of Encysive, L.P. in the current quarter.
    o Cash, cash equivalents and investments at March 31, 2004 were $71.6 million compared to $85.5 million on December 31, 2003. In the first quarter, the Company paid off the ICOS note of $6 million in full and has no future obligations to ICOS.

FIRST QUARTER HIGHLIGHTS

    o Argatroban set a new quarterly sales record with approximate net sales of $12.3 million.
    o The Company reported publication of an article entitled "Sitaxsentan Therapy for Pulmonary Arterial Hypertension" in the February 15 issue of the American Thoracic Society's American Journal of Respiratory and Critical Care Medicine (AJRCCM) (Vol. 169, pp. 441-447). The study was based on Encysive's Phase IIb/III STRIDE-1 clinical study with Thelin in pulmonary arterial hypertension.
    o The Company continued to receive strong interest from the investment community. Investor presentations were made during the quarter at the BIO (Biotechnology Industry Organization) CEO, BioCentury and SG Cowen investor conferences.
    o The Company was notified that three Thelin abstracts were accepted for presentation at the 100th International Conference of the American Thoracic Society, scheduled for May 21-26, 2004.


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THELIN STUDY UPDATE

Analysis of the pivotal STRIDE-1 trial facilitated the design of a comprehensive clinical program evaluating Thelin in the broadest patient population ever studied in this drug class. Patients are currently being enrolled under five separate protocols, including the second pivotal trial. Data from these studies will more thoroughly equip physicians with the information needed to utilize Thelin successfully in the clinical setting.

"Our goal of completing enrollment in the pivotal trial by the end of Spring has not changed, although in order to achieve this goal, recruitment rates need to continue accelerating," commented Dr. Given. "Since there is no guarantee that this acceleration will continue, it is likely that we will need to recruit patients into the Summer months, possibly up to the end of the third quarter. Should that occur, we anticipate that the New Drug Application would be submitted to the Food and Drug Administration on or around the end of the first quarter in 2005." "Worth noting is the fact that the other protocols in our program, including the bosentan-failure study, have done exceptionally well recruiting new patients, confirming our belief that there is significant unmet medical need in this disease," continued Dr. Given.

THELIN CLINICAL PROGRAMS

Encysive's five separate protocols are all running concurrently, and include:

STRIDE-2
A Phase III, randomized, double-blind, placebo-controlled safety and efficacy study of Thelin treatment with an open-label bosentan arm in patients with pulmonary arterial hypertension. Patients are randomized to receive one of four treatments: Thelin 50 mg once daily, Thelin 100 mg once daily, placebo once daily, or bosentan twice daily according to the package insert. The duration of the trial is 18 weeks.

STRIDE-2X
An open-label extension study to evaluate the long-term safety of Thelin treatment in patients with pulmonary arterial hypertension. Patients receive Thelin 100 mg once daily or bosentan twice daily for an additional 36 weeks dependent on randomization after completion of STRIDE-2.

STRIDE-3
An open-label study to evaluate the long-term safety of Thelin treatment in a broad range of patients with pulmonary arterial hypertension. Patients receive Thelin 100 mg once daily.

STRIDE-4
A Phase III, randomized, double-blind, placebo-controlled safety and efficacy study of Thelin treatment in patients with pulmonary arterial hypertension. Patients are randomized to receive one of three treatments: Thelin 50 mg once daily, Thelin 100 mg once daily, or placebo. The duration of the trial is 18 weeks.

STRIDE-6
A randomized, double-blind safety and efficacy study of Thelin in patients with pulmonary arterial hypertension who have failed bosentan therapy. Patients receive Thelin 50 mg or 100 mg once daily, for up to 12 weeks.


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Upon successful completion of STRIDE-4 or STRIDE-6, patients are eligible for enrollment in STRIDE-3. In addition, at least 14 clinical pharmacology studies are completed, underway or planned to evaluate Thelin.

UPCOMING EVENTS

For the second quarter, the Company has a number of important events scheduled. Encysive management will present at the Fortis Banking Conference on May 5, 2004, the Rodman and Renshaw Techvest Global Healthcare Conference on May 12-14, the BioCentury/Bioequity conference in Europe on May 17, and the Needham Healthcare Conference on June 16. Encysive's annual meeting of stockholders will be held on May 11 in Houston. From May 23-25, the Company will be attending and presenting data at the American Thoracic Society meeting in Orlando.

CONFERENCE CALL INFORMATION

You may access the conference call scheduled for Thursday, April 29, 2004 at 4:30 p.m. (EDT) either through the call-in number or an audio webcast. The access number for the call is:
         Number: (612) 332-0802
         Passcode: Encysive Pharmaceuticals

Or you may participate online via Encysive's web site at www.encysive.com.

The webcast replay will be available in addition to a call replay until Monday, May 3, 2004 at 11:59 p.m. EDT. The replay can be accessed by calling:
         Number:  (320) 365-3844
         Passcode: 728873

ABOUT THELIN AND PAH

Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500 fold selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary PAH are estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.


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ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.


This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The company undertakes no duty to update or revise these forward-looking statements.


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                 ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
                        UNAUDITED SELECTED FINANCIAL DATA
                  AMOUNTS IN THOUSANDS (EXCEPT PER SHARE DATA)

                       CONSOLIDATED SUMMARY OF OPERATIONS







                                                                  Three Months Ended March 31,
                                                                      2004           2003
                                                                    --------       --------
Revenues                                                            $  2,835       $  3,216

Operating expenses:
   Research and development                                           12,015          4,219
   Equity in loss of affiliate                                          --            2,386
   General and administrative                                          2,485          2,154
                                                                    --------       --------
Total expenses                                                        14,500          8,759
                                                                    --------       --------
Operating loss                                                       (11,665)        (5,543)

Investment income, net                                                   350            373

Minority interest in Revotar                                             194            190
                                                                    --------       --------
Net loss                                                            $(11,121)      $ (4,980)
                                                                    ========       ========

Net loss per common share:
(basic and diluted)                                                 $  (0.21)      $  (0.11)

Weighted average
common shares outstanding:                                            52,178         43,945
(basic and diluted)

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                     CONDENSED CONSOLIDATED BALANCE SHEETS


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


                                                                     March 31,    December 31,
                                                                       2004          2003
                                                                    --------       --------
Cash, cash equivalents, investments
  and accrued interest                                              $ 71,648       $ 85,488
Other assets                                                           9,180          8,910
                                                                    --------       --------
Total assets                                                          80,828         94,398
                                                                    ========       ========

Total liabilities                                                     10,930         15,918
Deferred income                                                        2,101          2,241
Minority interest in affiliate                                         1,189          1,383
Stockholders' equity                                                  66,608         74,856
                                                                    --------       --------
Total liabilities and stockholders' equity                          $ 80,828       $ 94,398
                                                                    ========       ========

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